Exhibit 99.1

EARNINGS RELEASE

CONTACT

Denis J. Duncan

Chief Financial Officer

(615) 732-7492

CapStar Reports Fourth Quarter 2021 Results

NASHVILLE, TN, January 27, 2022 (GLOBE NEWSWIRE) -- CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ:CSTR) today reported net income of $12.5 million or $0.56 per diluted share, for the quarter ended December 31, 2021, compared with net income of $13.1 million or $0.59 per diluted share, for the quarter ended September 30, 2021, and net income of $9.7 million or $0.44 per diluted share, for the quarter ended December 31, 2020. Annualized return on average assets and return on average equity for the quarter ended December 31, 2021 were 1.57 percent and 13.11 percent, respectively. Fourth quarter 2020 earnings included acquisition related expenses totaling $2.1 million.

For the twelve months ended December 31, 2021, the Company reported net income of $48.7 million or $2.19 per diluted share, compared with $24.7 million or $1.22 per diluted share, for the same period of 2020. Year to date 2021 return on average assets and return on average equity were 1.56 percent and 13.38 percent, respectively. The twelve months ended December 31, 2021 and 2020 included acquisition related expenses of $0.3 million and $5.4 million, respectively.

Four Key Drivers	Targets	2021	4Q21	3Q21	Q420
Annualized revenue growth	> 5%	11.94%	-5.61%	20.49%	-4.40%
Net interest margin	≥ 3.60%	3.16%	3.14%	3.12%	3.12%
Efficiency ratio	≤ 55%	54.94%	54.74%	53.06%	63.02%
Annualized net charge-offs to average loans	≤ 0.25%	0.03%	0.04%	0.05%	0.02%

“The employees of CapStar delivered outstanding fourth quarter and yearly results. Their commitment to excellence led to many expanded and new customer relationships and helped us operate the company in a more productive manner,” said Timothy K. Schools President and Chief Executive Officer of CapStar. “Like many banks, CapStar experienced record earnings in 2021. However, it is the positive developments and many successes occurring across the company that make me proud and excited for our future. Of note, our team has improved our organic revenue growth capabilities, gained increased operating discipline around balance sheet and expense management, and developed active plans for significant excess capital that is currently held on our balance sheet as cash.”

“CapStar has built a winning culture, and the Company's improved operating performance, superior markets and size have us well positioned in 2022 and beyond to be an attractive destination for high performance employees and customers seeking a more personal banking experience. It is an exciting time at CapStar and we thank our employees, customers, and business partners for a great year.”

Revenue

Total revenue, defined as net interest income plus noninterest income, totaled $34.1 million in the fourth quarter, the third highest in Company history. This represents a decline of $0.5 million from the previous quarter, which was the highest revenue produced in Company history. Net interest income totaled $23.0 million, equal to the third quarter of 2021, while fourth quarter 2021 noninterest income totaled $11.1 million, a decrease of $0.5 million from the prior quarter. Interchange and debit card fees as well as the Company’s Tri-Net division achieved record results offset by declines in mortgage and SBA revenues each of which had particularly strong third quarters.

The Company continues to have excess liquidity providing the opportunity to increase net interest income without having to grow average earning assets by replacing lower yielding cash and securities with higher yielding loan balances. As a result, fourth quarter 2021 average earning assets remained relatively flat at $2.92 billion compared to September 30, 2021. As occurred throughout the year, loan growth continued to accelerate during the quarter. Average loans held for investment, excluding PPP balances, increased $56.4 million from the prior quarter, or 12.5 percent linked-quarter annualized. End of period loans held for investment, excluding PPP balances, increased $109.2 million, or 23.7 percent linked-quarter annualized, of which approximately $53.1 million originated through the Company's mid-fourth quarter Chattanooga expansion. Over the past two years, the Company successfully strengthened its in-market organic loan capabilities with fourth quarter annualized loans held for investment production of $1.02 billion compared to total actual production of $674.0 million, $445.4 million, and $296.4 million in 2021, 2020, and 2019 respectively. The current commercial loan pipeline exceeds $500 million, presenting the Company a tremendous opportunity to utilize current excess liquidity and capital to grow revenue and net income.

For the fourth quarter of 2021, the net interest margin increased 2 basis points from the prior quarter to 3.14 percent primarily resulting from an increase in non-PPP loans with higher rates and improved yields in the investment portfolio. Adjusting for the influence of PPP and excess deposits accumulated during the pandemic, the Company estimates its fourth quarter 2021 net interest margin was 3.40 percent, a 4 basis point increase compared to the third quarter of 2021. While the Company is managing to a more neutral interest rate risk profile in order to enhance earnings consistency, net interest income over the next year is expected to benefit modestly from rising rates.

The Company's average deposits totaled $2.71 billion in the fourth quarter of 2021, a slight decrease from the Company's record level of $2.73 billion for the third quarter of 2021. During the quarter, the Company experienced a $23.2 million reduction in higher cost average time deposits and $19.9 million decrease in average interest-bearing transaction accounts. These decreases were offset by a $27.5 million increase in average savings and money market deposits, creating an overall net decrease of $15.7 million in average interest-bearing deposits when compared to the third quarter of 2021. While in the short-term the Company is experiencing a period of excess liquidity, a key longer-term strategic initiative is to create a stronger deposit-led culture with an emphasis on lower cost relationship-based deposits. During the quarter, the Company’s lowest cost deposit category, noninterest bearing, comprised 27.6 percent of total average deposits, consistent with the third quarter ended September 30, 2021. Total deposit costs remained flat for the fourth quarter at 0.19 percent.

The Company's unique fee businesses continue to support non-interest income, which has exceeded 30 percent of total revenue for the past seven quarters. Noninterest income during the quarter benefitted from record Tri-Net revenue, contributing a $2.1 million improvement when compared to the quarter ended September 30, 2021. Additionally, the Company produced record interchange and debit card revenues as it relates to the Company's core banking. These increases were offset by a $2.0 million decline in mortgage banking, as the residential housing market returns to more normalized levels, and $0.6 million decline in SBA revenue following the divisions second highest results in Company history.

Noninterest Expense and Operating Efficiency

Improving productivity and operating efficiency is a key focus of the Company. During the quarter, the Company continued to exhibit strong expense discipline. Noninterest expenses increased $0.3 million from the third quarter of 2021 to $18.7 million in the fourth quarter of 2021. Excluding $0.4 million in costs associated with the Company's recent Chattanooga expansion, noninterest expense declined from the prior quarter.

For the quarter ended December 31, 2021, the efficiency ratio was 54.74 percent, an increase from 53.06 percent in the third quarter of 2021. Annualized noninterest expense as a percentage of average assets increased 5 basis points to 2.35 percent for the quarter ended December 31, 2021 compared to 2.30 percent for the quarter ended September 30, 2021. Assets per employee remained unchanged at $7.9 million as of December 31, 2021 compared to the previous quarter. The continued discipline in productivity metrics demonstrates the Company's commitment to outstanding performance.

Asset Quality

Strong asset quality is a core tenant of the Company’s culture. Continued sound risk management and an improving economy led to continued low net charge-offs and strong credit metrics. Annualized net charge offs to average loans for the three months ended December 31, 2021, improved to 0.04 percent. Past due loans as a percentage of total loans held for investment improved to 0.25 percent at December 31, 2021 compared to 0.31 percent at September 30, 2021. Within this amount, loans greater than 89 days past due totaled $2.1 million, or 0.11 percent of loans held for investment at December 31, 2021, compared to 0.12 percent at September 30, 2021. Non-performing assets to total loans and OREO were 0.18 percent at December 31, 2021, a 2 basis point improvement from 0.20 percent at September 30, 2021. Criticized and classified loans to total loans, which elevated during the pandemic, continued to improve and were 2.64 percent at December 31, 2021, a 21 basis point decline from September 30, 2021. Overall, the Company's asset quality metrics are approaching pre-pandemic levels.

As a result of the Company’s quarterly analysis of the adequacy of the allowance for credit losses, the Company released reserves during the quarter based on improved asset quality trends and other qualitative factors. In addition to providing reserves for the strong loan growth experienced during the fourth quarter, the allowance for loan losses declined $0.7 million. As a result, the allowance for loan losses plus the fair value mark on acquired loans to total loans, less PPP loans, declined 14 basis points to 1.27 percent at December 31, 2021 from 1.41 percent at September 30, 2021.

Asset Quality Data:	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Annualized net charge-offs to average loans	0.04%	0.05%	0.01%	0.00%	0.02%
Criticized and classified loans to total loans	2.64%	2.85%	3.95%	4.39%	5.46%
Classified loans to total risk-based capital	7.49%	7.16%	7.69%	10.51%	11.08%
Loans past due to total end of period loans	0.25%	0.31%	0.49%	0.44%	1.12%
Loans over 89 days past due to total end of period loans	0.11%	0.12%	0.13%	0.14%	0.23%
Non-performing assets to total loans and OREO	0.18%	0.20%	0.22%	0.30%	0.28%
Allowance for loan losses plus fair value marks / Non-PPP Loans	1.27%	1.41%	1.47%	1.60%	1.58%
Allowance for loan losses to non-performing loans	666%	657%	571%	446%	483%

Income Tax Expense

The Company’s fourth quarter effective income tax rate increased to approximately 22.5% compared to 19.4% for the prior quarter ended September 30, 2021. The Company's 2021 effective tax rate was 21.0 percent, a 1.0 percent increase from the forecasted rate due primarily to an increase in taxable income for the full year when compared to the previous interim estimate.

Capital

The Company continues to be well capitalized with tangible equity of $332.3 million at December 31, 2021. Tangible book value per share of common stock for the quarter ended December 31, 2021 increased to $14.99 compared to $14.53 and $13.36 for the quarters ended September 30, 2021 and December 31, 2020, respectively. The regulatory capital ratios in the table below are significantly above levels required to be considered “well capitalized," which is the highest possible regulatory designation.

Capital ratios:	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Total risk-based capital	16.29%	16.23%	16.13%	16.29%	16.03%
Common equity tier 1 capital	14.11%	13.95%	13.78%	13.79%	13.52%
Leverage	10.69%	10.28%	10.17%	9.78%	9.60%

In the fourth quarter of 2021, the Company did not repurchase common stock under its share repurchase program; however, on January 27, 2022, the Board of Directors of the Company renewed a common stock share repurchase up to

$30 million. The Plan will terminate on the earlier of the date on which the maximum authorized dollar amount of shares of common stock has been repurchased or January 31, 2023.

Dividend

On January 27, 2022, the Board of Directors of the Company approved a quarterly dividend of $0.06 per common share payable on February 23, 2022 to shareholders of record of CapStar’s common stock as of the close of business on February 9, 2022.

Conference Call and Webcast Information

CapStar will host a conference call and webcast at 9:00 a.m. Central Time on Friday, January 28, 2022. During the call, management will review the fourth quarter results and operational highlights. Interested parties may listen to the call by dialing (844) 412-1002. The conference ID number is 2095058. A simultaneous webcast may be accessed on CapStar’s website at ir.capstarbank.com by clicking on “News & Events.” An archived version of the webcast will be available in the same location shortly after the live call has ended.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of December 31, 2021, on a consolidated basis, CapStar had total assets of $3.1 billion, total loans of $2.0 billion, total deposits of $2.7 billion, and shareholders’ equity of $380.1 million. Visit www.capstarbank.com for more information.

NON-GAAP MEASURES

This release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures, which exclude merger-related and other charges that are not considered part of recurring operations. Such measures include: “Efficiency ratio – operating,” “Expenses – operating,” “Earnings per share – operating,” “Diluted earnings per share – operating,” “Tangible book value per share,” “Return on common equity – operating,” “Return on tangible common equity – operating,” “Return on assets – operating,” and “Tangible common equity to tangible assets.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating CapStar’s underlying performance trends. Further, management uses these measures in managing and evaluating CapStar’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable GAAP measures can be found in the ‘Non-GAAP Reconciliation Tables’ included in the exhibits to this presentation.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income (unaudited) (dollars in thousands, except share data)

Fourth quarter 2021 Earnings Release

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest income:
Loans, including fees	$22,284	$22,653	$89,219	$84,272
Securities:
Taxable	1,682	1,412	6,573	4,863
Tax-exempt	335	354	1,408	1,342
Federal funds sold	9	—	21	—
Restricted equity securities	157	155	640	576
Interest-bearing deposits in financial institutions	192	158	598	799
Total interest income	24,659	24,732	98,459	91,852
Interest expense:
Interest-bearing deposits	410	497	1,626	3,868
Savings and money market accounts	307	377	1,203	5,196
Time deposits	556	1,121	2,873	5,317
Federal Home Loan Bank advances	—	8	12	356
Subordinated notes	394	398	1,575	792
Total interest expense	1,667	2,401	7,289	15,529
Net interest income	22,992	22,331	91,170	76,323
Provision for loan losses	(651)	184	(1,066)	11,479
Net interest income after provision for loan losses	23,643	22,147	92,236	64,844
Noninterest income:
Deposit service charges	1,117	964	4,515	3,494
Interchange and debit card transaction fees	1,261	782	4,816	3,172
Mortgage banking income	2,740	5,971	16,058	25,034
Tri-Net	3,996	1,165	8,613	3,693
Wealth management	438	411	1,850	1,573
SBA lending	279	916	2,060	1,440
Net gain on sale of securities	8	51	28	125
Other noninterest income	1,295	1,488	4,741	4,717
Total noninterest income	11,134	11,748	42,681	43,248
Noninterest expense:
Salaries and employee benefits	10,549	11,996	41,758	45,252
Data processing and software	2,719	2,548	11,248	8,865
Occupancy	1,012	975	4,205	3,590
Equipment	867	900	3,507	3,195
Professional services	521	370	2,155	2,224
Regulatory fees	284	368	1,031	1,261
Acquisition related expenses	—	2,105	323	5,390
Amortization of intangibles	461	524	1,939	1,824
Other operating	2,269	1,692	7,375	5,760
Total noninterest expense	18,682	21,478	73,541	77,361
Income before income taxes	16,095	12,417	61,376	30,731
Income tax expense	3,625	2,736	12,699	6,035
Net income	$12,470	$9,681	$48,677	$24,696
Per share information:
Basic net income per share of common stock	$0.56	$0.44	$2.20	$1.22
Diluted net income per share of common stock	$0.56	$0.44	$2.19	$1.22
Weighted average shares outstanding:
Basic	22,166,410	21,960,184	22,127,919	20,162,038
Diluted	22,221,989	21,978,925	22,179,461	20,185,589

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Selected Quarterly Financial Data (unaudited) (dollars in thousands, except share data)

Fourth quarter 2021 Earnings Release

	Five Quarter Comparison
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Income Statement Data:
Net interest income	$22,992	$22,964	$23,032	$22,182	$22,331
Provision for loan losses	(651)	—	(1,065)	650	184
Net interest income after provision for loan losses	23,643	22,964	24,097	21,532	22,147
Deposit service charges	1,117	1,187	1,109	1,102	964
Interchange and debit card transaction fees	1,261	1,236	1,227	1,092	782
Mortgage banking	2,740	4,693	3,910	4,716	5,971
Tri-Net	3,996	1,939	1,536	1,143	1,165
Wealth management	438	481	471	459	411
SBA lending	279	911	377	492	916
Net gain (loss) on sale of securities	8	7	(13)	26	51
Other noninterest income	1,295	1,197	1,266	984	1,488
Total noninterest income	11,134	11,651	9,883	10,014	11,748
Salaries and employee benefits	10,549	10,980	10,803	9,427	11,996
Data processing and software	2,719	2,632	3,070	2,827	2,548
Occupancy	1,012	1,028	1,057	1,108	975
Equipment	867	760	980	899	900
Professional services	521	469	460	704	370
Regulatory fees	284	279	211	257	368
Acquisition related expenses	—	—	256	67	2,105
Amortization of intangibles	461	477	493	508	524
Other operating	2,269	1,741	1,750	1,616	1,692
Total noninterest expense	18,682	18,366	19,080	17,413	21,478
Net income before income tax expense	16,095	16,249	14,900	14,133	12,417
Income tax expense	3,625	3,147	2,824	3,103	2,736
Net income	$12,470	$13,102	$12,076	$11,030	$9,681
Weighted average shares - basic	22,166,410	22,164,278	22,133,759	22,045,501	21,960,184
Weighted average shares - diluted	22,221,989	22,218,402	22,198,829	22,076,600	21,978,925
Net income per share, basic	$0.56	$0.59	$0.55	$0.50	$0.44
Net income per share, diluted	0.56	0.59	0.54	0.50	0.44
Balance Sheet Data (at period end):
Cash and cash equivalents	$415,125	$359,267	$449,267	$390,565	$277,439
Securities available-for-sale	459,396	483,778	500,339	474,788	486,215
Securities held-to-maturity	1,782	1,788	2,395	2,401	2,407
Loans held for sale	83,715	176,488	158,234	171,660	186,998
Loans held for investment	1,965,769	1,894,249	1,897,838	1,931,687	1,883,690
Allowance for loan losses	(21,698)	(22,533)	(22,754)	(23,877)	(23,245)
Total assets	3,133,046	3,112,127	3,212,390	3,150,457	2,987,006
Non-interest-bearing deposits	725,171	718,299	782,170	711,606	662,934
Interest-bearing deposits	1,959,110	1,956,093	1,998,024	2,039,595	1,905,067
Federal Home Loan Bank advances and borrowings	29,532	29,499	29,487	29,455	39,423
Total liabilities	2,752,952	2,741,799	2,852,639	2,806,513	2,643,520
Shareholders' equity	$380,094	$370,328	$359,752	$343,944	$343,486
Total shares of common stock outstanding	22,166,129	22,165,760	22,165,547	22,089,873	21,988,803
Book value per share of common stock	$17.15	$16.71	$16.23	$15.57	$15.62
Tangible book value per share of common stock *	14.99	14.53	14.03	13.34	13.36
Market value per common share	21.03	21.24	20.50	17.25	14.75
Capital ratios:
Total risk based capital	16.29%	16.23%	16.13%	16.29%	16.03%
Tier 1 risk based capital	14.11%	13.95%	13.78%	13.79%	13.52%
Common equity tier 1 capital	14.11%	13.95%	13.78%	13.79%	13.52%
Leverage	10.69%	10.28%	10.17%	9.78%	9.60%

_____________________

*This metric is a non-GAAP financial measure. See Non-GAAP disclaimer in this earnings release and below for discussion and reconciliation to the most directly comparable GAAP financial measure.

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Selected Quarterly Financial Data (unaudited) (dollars in thousands, except share data)

Fourth quarter 2021 Earnings Release

	Five Quarter Comparison
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Average Balance Sheet Data:
Cash and cash equivalents	$470,963	$411,101	$301,773	$341,092	$427,086
Investment securities	491,135	515,877	508,595	496,035	407,622
Loans held for sale	123,962	173,402	147,912	164,867	171,517
Loans held for investment	1,888,094	1,884,935	1,938,818	1,929,343	1,885,126
Assets	3,159,308	3,171,182	3,078,748	3,078,745	3,028,225
Interest-bearing deposits	1,964,641	1,980,304	1,940,442	1,986,621	1,909,692
Deposits	2,713,314	2,732,165	2,662,192	2,663,551	2,613,080
Federal Home Loan Bank advances and other borrowings	29,514	29,495	29,467	33,879	39,428
Liabilities	2,781,951	2,803,375	2,719,898	2,728,064	2,687,516
Shareholders' equity	$377,357	$367,807	$358,850	$350,681	$340,709
Performance Ratios:
Annualized return on average assets	1.57%	1.64%	1.57%	1.45%	1.27%
Annualized return on average equity	13.11%	14.13%	13.50%	12.76%	11.30%
Net interest margin (1)	3.14%	3.12%	3.26%	3.13%	3.12%
Annualized noninterest income to average assets	1.40%	1.46%	1.29%	1.32%	1.54%
Efficiency ratio	54.74%	53.06%	57.97%	54.08%	63.02%
Loans by Type (at period end):
Commercial and industrial	$497,615	$478,279	$536,279	$609,896	$623,446
Commercial real estate - owner occupied	209,261	193,139	200,725	197,758	162,603
Commercial real estate - non-owner occupied	616,023	579,857	538,520	505,252	481,229
Construction and development	214,310	210,516	198,448	170,965	174,859
Consumer real estate	326,412	328,262	331,580	336,496	343,791
Consumer	46,811	45,669	45,898	45,481	44,279
Other	55,337	58,527	46,387	65,839	53,483
Asset Quality Data:
Allowance for loan losses to total loans	1.10%	1.19%	1.20%	1.24%	1.23%
Allowance for loan losses to non-performing loans	666%	657%	571%	446%	483%
Nonaccrual loans	3,258	3,431	3,985	5,355	4,817
Troubled debt restructurings	1,832	1,859	1,895	1,914	1,928
Loans - over 89 days past due	2,120	2,333	2,389	2,720	4,367
Total non-performing loans	3,258	3,431	3,985	5,355	4,817
OREO and repossessed assets	266	349	184	523	523
Total non-performing assets	$3,524	$3,780	$4,169	$5,878	$5,340
Non-performing loans to total loans	0.17%	0.18%	0.21%	0.28%	0.26%
Non-performing assets to total assets	0.11%	0.12%	0.13%	0.19%	0.18%
Non-performing assets to total loans and OREO	0.18%	0.20%	0.22%	0.30%	0.28%
Annualized net charge-offs to average loans	0.04%	0.05%	0.01%	0.00%	0.02%
Net charge-offs	$184	$221	$59	$18	$106
Interest Rates and Yields:
Loans	4.47%	4.41%	4.43%	4.36%	4.50%
Securities (1)	1.84%	1.75%	1.77%	1.80%	1.98%
Total interest-earning assets (1)	3.36%	3.35%	3.51%	3.42%	3.45%
Deposits	0.19%	0.19%	0.21%	0.26%	0.30%
Borrowings and repurchase agreements	5.29%	5.30%	5.36%	4.85%	4.09%
Total interest-bearing liabilities	0.33%	0.34%	0.37%	0.42%	0.49%
Other Information:
Full-time equivalent employees	397	392	383	379	380

_____________________

This information is preliminary and based on CapStar data available at the time of this earnings release.

(1)
Net Interest Margin, Securities yields, and Total interest-earning asset yields are calculated on a tax-equivalent basis.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Analysis of Interest Income and Expense, Rates and Yields (unaudited) (dollars in thousands)

Fourth quarter 2021 Earnings Release

	For the Three Months Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
Interest-Earning Assets
Loans held for investment (1)	$1,888,094	$21,291	4.47%	$1,885,126	$21,305	4.50%
Loans held for sale	123,962	993	3.18%	171,517	1,348	3.13%
Securities:
Taxable investment securities (2)	432,165	1,839	1.70%	350,644	1,567	1.79%
Investment securities exempt from federal income tax (3)	58,970	335	2.88%	56,978	354	3.14%
Total securities	491,135	2,174	1.84%	407,622	1,921	1.98%
Cash balances in other banks	397,381	192	0.19%	394,831	158	0.16%
Funds sold	19,906	9	—	—	—	—
Total interest-earning assets	2,920,478	24,659	3.36%	2,859,096	24,732	3.45%
Noninterest-earning assets	238,830			169,129
Total assets	$3,159,308			$3,028,225
Interest-Bearing Liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$964,932	410	0.17%	$828,740	497	0.24%
Savings and money market deposits	616,610	307	0.20%	593,236	377	0.25%
Time deposits	383,099	556	0.58%	487,716	1,121	0.91%
Total interest-bearing deposits	1,964,641	1,273	0.26%	1,909,692	1,995	0.42%
Borrowings and repurchase agreements	29,514	394	5.29%	39,428	406	4.09%
Total interest-bearing liabilities	1,994,155	1,667	0.33%	1,949,120	2,401	0.49%
Noninterest-bearing deposits	748,673			703,388
Total funding sources	2,742,828			2,652,508
Noninterest-bearing liabilities	39,123			35,008
Shareholders’ equity	377,357			340,709
Total liabilities and shareholders’ equity	$3,159,308			$3,028,225
Net interest spread (4)			3.03%			2.96%
Net interest income/margin (5)		$22,992	3.14%		$22,331	3.12%

_____________________

(1)
Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(2)
Taxable investment securities include restricted equity securities.
(3)
Yields on tax exempt securities, total securities, and total interest-earning assets are shown on a tax equivalent basis.
(4)
Net interest spread is the average yield on total average interest-earning assets minus the average rate on total average interest-bearing liabilities.
(5)
Net interest margin is annualized net interest income calculated on a tax equivalent basis divided by total average interest-earning assets for the period.

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

Fourth quarter 2021 Earnings Release

	Five Quarter Comparison
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Operating net income:
Net income	$12,470	$13,102	$12,076	$11,030	$9,681
Add: acquisition related expenses	—	—	256	67	2,105
Less: income tax impact of acquisition related expenses	—	—	(67)	(18)	(550)
Operating net income	$12,470	$13,102	$12,265	$11,079	$11,236

Operating diluted net income per share of common stock:
Operating net income	$12,470	$13,102	$12,265	$11,079	$11,236
Weighted average shares - diluted	22,221,989	22,218,402	22,198,829	22,076,600	21,978,925
Operating diluted net income per share of common stock	$0.56	$0.59	$0.55	$0.50	$0.51

Operating annualized return on average assets:
Operating net income	$12,470	$13,102	$12,265	$11,079	$11,236
Average assets	$3,159,308	$3,171,182	$3,078,748	$3,078,745	$3,028,225
Operating annualized return on average assets	1.57%	1.64%	1.60%	1.46%	1.48%

Operating annualized return on average tangible equity:
Average total shareholders' equity	$377,357	$367,807	$358,850	$350,681	$340,709
Less: average intangible assets	(48,054)	(48,527)	(49,012)	(49,514)	(50,038)
Average tangible equity	329,303	319,280	309,838	301,167	290,671
Operating net income	$12,470	$13,102	$12,265	$11,079	$11,236
Operating annualized return on average tangible equity	15.02%	16.28%	15.88%	14.92%	15.38%

Operating efficiency ratio:
Total noninterest expense	$18,682	$18,366	$19,080	$17,413	$21,478
Less: acquisition related expenses	—	—	(256)	(67)	(2,105)
Total operating noninterest expense	18,682	18,366	18,824	17,346	19,373
Net interest income	22,992	22,964	23,032	22,182	22,331
Total noninterest income	11,134	11,651	9,883	10,014	11,748
Total revenues	$34,126	$34,615	$32,915	$32,196	$34,079
Operating efficiency ratio:	54.74%	53.06%	57.19%	53.88%	56.85%

Operating annualized pre-tax pre-provision income to average assets:
Income before income taxes	$16,095	$16,249	$14,900	$14,133	$12,417
Add: acquisition related expenses	—	—	256	67	2,105
Add: provision for loan losses	(651)	—	(1,065)	650	184
Operating pre-tax pre-provision income	15,444	16,249	14,091	14,850	14,706
Average assets	$3,159,308	$3,171,182	$3,078,748	$3,078,745	$3,028,225
Operating annualized pre-tax pre-provision income to average assets:	1.94%	2.03%	1.84%	1.96%	1.93%

Tangible Equity:
Total shareholders' equity	$380,094	$370,328	$359,752	$343,944	$343,486
Less: intangible assets	(47,759)	(48,220)	(48,697)	(49,190)	(49,698)
Tangible equity	$332,335	$322,108	$311,055	$294,754	$293,788

Tangible Book Value per Share of Common Stock:
Tangible common equity	$332,335	$322,108	$311,055	$294,754	$293,788
Total shares of common stock outstanding	22,166,129	22,165,760	22,165,547	22,089,873	21,988,803
Tangible book value per share of common stock	$14.99	$14.53	$14.03	$13.34	$13.36

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

Fourth quarter 2021 Earnings Release

	Year Ended
	December 31, 2021	December 31, 2020
Operating net income:
Net income	$48,677	$24,696
Add: acquisition related expenses	323	5,390
Less: income tax impact of acquisition related expenses	(84)	(1,409)
Operating net income	$48,916	$28,677

Operating diluted net income per share of common stock:
Operating net income	$48,916	$28,677
Weighted average shares - diluted	22,179,461	20,185,589
Operating diluted net income per share of common stock	$2.21	$1.42

Operating return on average assets:
Operating net income	$48,916	$28,677
Average assets	$3,122,351	$2,622,635
Operating return on average assets	1.57%	1.09%

Operating return on average tangible equity:
Average total shareholders' equity	$363,759	$305,748
Less: average intangible assets	(48,772)	(47,202)
Average tangible equity	314,987	258,546
Operating net income	$48,916	$28,677
Operating return on average tangible equity	15.53%	11.09%

Operating efficiency ratio:
Total noninterest expense	$73,541	$77,361
Less: merger related expenses	(323)	(5,390)
Total operating noninterest expense	73,218	71,971
Net interest income	91,170	76,323
Total noninterest income	42,681	43,248
Total revenues	$133,851	$119,571
Operating efficiency ratio:	54.70%	60.19%

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

Fourth quarter 2021 Earnings Release

	Five Quarter Comparison
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Net interest income	$22,992	$22,964	$23,032	$22,182	$22,331
Less: PPP loan income	(1,691)	(1,897)	(2,686)	(2,260)	(2,184)
Less: Excess liquidity interest income	(479)	(545)	(545)	(504)	(300)
Adjusted net interest income	20,822	20,522	19,801	19,418	19,847

Average interest earning assets	2,920,478	2,931,134	2,848,857	2,889,119	2,859,096
Less: Average PPP loans	(42,055)	(95,257)	(173,733)	(204,459)	(204,918)
Less: Excess liquidity	(447,548)	(411,926)	(301,325)	(334,109)	(341,654)
Adjusted interest earning assets	2,430,875	2,423,951	2,373,799	2,350,551	2,312,524

Net interest margin (1)	3.14%	3.12%	3.26%	3.13%	3.12%
Adjusted Net interest margin (1)	3.40%	3.36%	3.36%	3.35%	3.41%

	Five Quarter Comparison
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Allowance for loan losses	$21,698	$22,533	$22,754	$23,877	$23,245
Purchase accounting marks	3,003	3,288	3,533	3,615	3,663
Allowance for loan losses and purchase accounting fair value marks	24,701	25,821	26,287	27,492	26,908

Loans held for investment	1,965,769	1,894,249	1,897,838	1,931,687	1,883,690
Less: PPP Loans net of deferred fees	26,539	64,188	109,940	210,810	181,601
Non-PPP Loans	1,939,230	1,830,061	1,787,898	1,720,877	1,702,089

Allowance for loan losses plus fair value marks / Non-PPP Loans	1.27%	1.41%	1.47%	1.60%	1.58%

_____________________

(1)
Net interest margin and adjusted net interest margin are shown on a tax equivalent basis.